Exhibit 99.1

World Point Terminals, LP Announces Expiration of World Point Terminals, Inc. Tender Offer

ST. LOUIS, Missouri, June 30, 2017 – World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today that the previously announced cash tender offer (the “Offer”) by World Point Terminals, Inc. (the “Offeror”) to purchase all outstanding common units of the Partnership (the “Units”) not already beneficially owned by the Offeror and its affiliates, at a price per Unit equal to $17.30 (the “Offer Price”), net to the holder in cash, without interest thereon and less any applicable tax withholding, expired at 11:59 p.m., New York City time, on June 29, 2017 (the “Expiration Time”). Approximately 6,127,974 Units, including Units delivered through notices of guaranteed delivery, were validly tendered (and not properly withdrawn) pursuant to the Offer and were accepted for payment by the Offeror.

The number of Units validly tendered (and not properly withdrawn) pursuant to the Offer satisfies the condition that there have been validly tendered and not properly withdrawn prior to the Expiration Time such number of Units that, together with the Units then collectively beneficially owned by the Offeror and its affiliates, represent at least one Unit more than 80% of the then outstanding Units. The condition that the Formula Price (calculated as of the date immediately following the date on which the Units validly tendered (and not properly withdrawn) pursuant to the Offer were accepted for payment by the Offeror) does not exceed the Offer Price was also satisfied.

The Offer was made pursuant to the Transaction Agreement, dated as of June 1, 2017 (the “Transaction Agreement”), by and among the Offeror, WPT GP, LLC (the “General Partner”) and the Partnership, setting forth, among other things, the terms and conditions of the Offer. In accordance with the Transaction Agreement, following the completion of the Offer, the Offeror has announced that, pursuant to Section 15.1(a) of the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), the Offeror intends to exercise the right, which has been assigned to the Offeror by the General Partner, to purchase any and all outstanding Units not tendered pursuant to the Offer (other than any such Units held by the Offeror or its affiliates) (the “Buyout”), at a price per Unit equal to the Offer Price (the “Buyout Price”), net to the holder in cash, without interest thereon, such that upon completion of the Buyout, the Offeror and its affiliates will collectively beneficially own 100% of the outstanding Units. Upon consummation of the Buyout, there will be no public market for the Units, which will cease to be quoted or traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended.

The Offeror will deliver to Computershare Trust Company, N.A. (the “Transfer Agent”) a written notice of the Offeror’s election to consummate the Buyout (the “Notice of Election to Purchase”), at the Buyout Price, effective July 10, 2017. A copy of the Notice of Election to Purchase will be mailed by the Transfer Agent to the record holders of Units as of June 29, 2017, the record date for the Buyout. Unitholders that have questions or need additional copies of the Notice of Election to Purchase, the Offer to Purchase or the Letter of Transmittal should contact the Information Agent at its address and telephone number set forth below.

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free (800) 509-0917

Email: WPTOffer@Georgeson.com

Notice to Unitholders

This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any Units. At the time the Offer was commenced, the Offeror filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing the Offer to Purchase, the related Letter of Transmittal and other documents relating to the Offer, the Partnership filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, and the Offeror, the General Partner and the Partnership filed with the SEC a Transaction Statement on Schedule 13E-3 in connection with the Offer. Unitholders are advised to read the foregoing materials, as they may have been amended or supplemented, and any other relevant documents that have been or will be filed with the SEC in connection with the Offer, because these documents will contain important information. Unitholders and investors may obtain free copies of the foregoing materials, as filed with the SEC, at the SEC’s website at www.sec.gov.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership’s storage terminals are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

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Contacts:

Investor Relations

Phone: (314) 854-8366

www.worldpointlp.com